PURCHASE AGREEMENT


With respect to its purchase of initial shares of Tax Aware Equity Fund, Tax Aware Disciplined Equity Fund and California Bond Fund (each a "Fund" and collectively the "Funds"), each a series of JPM Series Trust (the "Trust") (a Massachusetts business trust), FDI Distribution Services, Inc. ("FDSI"), a Delaware corporation, hereby represents and warrants to the Trust as follows:

         1. That this purchase agreement (the "Agreement") shall be entered into for the benefit of the Trust and each Fund, such benefit to be evidenced by the Trust's acceptance of the terms of this Agreement by signature inscribed at the end hereof,

         2. That FDSI hereby purchases the following shares (par value $0.001 per shares) of the Funds (the "Shares") by deposit of the sums indicated, determined at the net asset value of the Shares (the "Cash Deposit").

Fund                                 Shares            Cash Deposit


Tax Aware Equity Fund
(JPM Pierpont Shares)                2,500             $25,000
Tax Aware Disciplined Equity Fund
(JPM Pierpont Shares)                5,000             $50,000
California Bond Fund
(JPM Institutional Shares)           2,500             $25,000

         3. That the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

         4. FDSI agrees that if it or any direct or indirect transferee of any of the Shares of a Fund redeems any of such Shares prior to the fifth anniversary of the commencement of investment operations of that Fund, FDSI will pay to that Fund an amount equal to the number resulting from multiplying the Fund's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of Shares redeemed by FDSI or such transferee and the denominator of which is equal to the number of Shares held by FDSI outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.

         5. That FDSI is authorized and otherwise duly qualified to purchase and hold such Shares and to enter into this Agreement.

                         FDI Distribution Services, Inc.


                         By:  /s/ Joseph F. Tower
                              Joseph F. Tower, Senior Vice
                              President & Treasurer

                         Date: November 7, 1996

                              JPM Series Trust


                         By:/s/ Richard W. Ingram
                              Richard W. Ingram
                              President and Treasurer

                         Date: November 7, 1996
JPM515B